Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2012

— Company strengthens balance sheet and updates 2012 financial guidance —

SAN DIEGO, CA., November 8, 2012 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported operating highlights and financial results for the third quarter and nine months ended September 30, 2012.

“During the third quarter we made some important steps forward with our manufacturing investment program; however, the downtime experienced in manufacturing due to these upgrades combined with the continued unfavorable market conditions in corn ethanol, made this a challenging quarter financially,” said James Levine, President & Chief Executive Officer at Verenium. “Despite the impact on our margins this period, we remain confident that the enhancements we are making now in our manufacturing platform, as well as our high-performance product portfolio, our current Product Pipeline and our strategy for diversifying our revenue through products for new end markets, will support our growth in the future.”

Company Highlights

Since the beginning of 2012, the Company has made progress on both operational and financial fronts. Recent accomplishments include:

•	Implemented manufacturing improvements that resulted in greater Fuelzyme® alpha-amylase yields and reduced manufacturing costs;

•

Presented a co-authored scientific paper reporting on our findings from research conducted with the Company’s next-generation Pyrolase® HT cellulase product for breaking cross-linked fracturing fluids under extreme downhole conditions in hydraulic fracturing;

•	Ended the third quarter with unrestricted cash of $13.9 million and $4.1 million in restricted cash.

Financial Results

In the commentary below, the operating results of the Company’s oilseed processing business, sold to DSM in March 2012, for prior periods are included in continuing operations.

Revenues

Revenues for the periods ended September 30, 2012 and 2011 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Animal health and nutrition	$5,849	$8,624	$22,521	$24,734
Grain processing	2,054	3,942	7,895	12,371
Oilseed processing	—	1,929	579	4,541
All other products	101	247	972	606

Total product	8,004	14,742	31,967	42,252
Contract manufacturing (1)	1,561	—	4,047	—
Collaborative and license	697	3,674	7,174	4,694

Total revenue	$10,262	$18,416	$43,188	$46,946

(1)	Revenue from the DSM supply agreement is reported as contract manufacturing, revenue for Purifine and Veretase prior to the DSM transaction are reflected in oilseed processing and grain processing revenue, respectively.

Total revenues for the nine months ended September 30, 2012 decreased 8% to $43.2 million from $46.9 million for the same period in the prior year. Product and contract manufacturing revenues represented approximately 83% of total revenues for the nine months ended September 30, 2012 compared to 90% for the same period in the prior year.

Product revenue for the nine months ended September 30, 2012 decreased 24% to $32.0 million from $42.3 million for the same period in the prior year, primarily due to the following:

•

A decrease in grain processing revenue compared to 2011 attributed to adverse business conditions in the corn ethanol industry, which has resulted in delays or extensions of product trials which has consequently affected new customer adoption rates and increased competitive pressure;

•	The sale and license of the Company’s Purifine and Veretase products to DSM in March of 2012; and

•

A decrease in animal health and nutrition due to toll manufacturing revenue included in 2011, and lower production volumes of Phyzyme® XP phytase in the three months ended September 30, 2012 due to a shift in manufacturing to the Company’s partner, Genencor, a division of DuPont, Inc. While this shift in production has little or no impact on the gross margin in absolute dollars recognized for every sale of Phyzyme® XP, it does have a negative impact on the gross product revenue recognized for Phyzyme® XP.

Product and contract manufacturing revenue from non-Phyzyme® XP products as a percentage of total product and contract manufacturing revenues decreased to 37% for the nine months ended September 30, 2012 compared to 50% for the same period in the prior year. Contract manufacturing revenue increased as a result of the supply agreement entered into in conjunction with the DSM sale, under which the Company produces and sells Purifine and Veretase to DSM at lower sales prices than when the Company sold directly to end customers.

Total collaborative revenue for the nine months ended September 30, 2012 increased to $7.2 million from $4.7 million for the same period in the prior year, primarily due to recognition of the $2.9 million license fee revenue from Novus International, Inc., and $1.5 million in license fees associated with the DSM transaction. The Company also generated $0.5 million in revenue from a one-time up-front payment associated with the development of a commercial product under an agreement with Tate & Lyle.

Product and Contract Manufacturing Gross Profit and Gross Margin

Product and contract manufacturing gross profit for the nine months ended September 30, 2012 decreased 25% to $12.1 million from $16.1 million for the same period in the prior year. Gross margin decreased to 33% of total product and contract manufacturing revenue for the nine months ended September 30, 2012, compared to 38% for the nine months ended September 30, 2011. Gross margin decreased primarily due to a shift in sales mix from higher margin grain processing revenue to the Company’s lower margin supply agreement with DSM and idle capacity due to previously planned upgrades at the Company’s manufacturing facility.

Operating Expenses (excluding cost of product and contract manufacturing revenue and restructuring expense)

Excluding cost of product and contract manufacturing revenues and restructuring charges, total operating expenses related to continuing operations for the nine months ended September 30, 2012 increased to $26.2 million (including share-based compensation of $0.7 million) from $21.7 million (including share-based compensation of $1.1 million) for the same period in the prior year. This increase is primarily due to reimbursement of $1.1 million of legal fees during the first quarter of 2011 associated with the settlement of a noteholder lawsuit, which was recorded as an offset to operating expenses. In addition, operating expenses were elevated during the first quarter of 2012 for transaction costs associated with various financing alternatives the Company was pursuing. Overall, after the effect of the prior year legal fee reimbursement, ongoing general and administrative expenses have remained flat over the prior year, while research and development costs have increased, reflecting continued investment in pipeline products.

Gain on Sale of Oilseed Processing Business

On March 23, 2012, the Company entered into an asset purchase agreement with DSM for the purchase of the Company’s oilseed processing business and concurrently entered into a license agreement, a supply agreement and a transition services agreement with DSM. The aggregate consideration received by the Company was $37 million. The gain on sale for the nine months ended September 30, 2012 was calculated as the difference between the allocated consideration amount for the oilseed processing business, in accordance with authoritative accounting guidance, of $31.3 million and the net carrying amount of the purchased assets and liabilities and transaction costs.

Income (Loss) from Operations

Income from operations for the nine months ended September 30, 2012 was $24.3 million compared to loss from operations of $3.9 million for the same period in 2011, on a GAAP accounting basis. Adjusted for the impact of restructuring expenses and the gain on sale of the oilseed business of $31.3 million, the Company’s non-GAAP pro-forma loss from operations was $7.0 million for the nine months ended September 30, 2012 compared to $0.9 million for the same period in 2011. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Net Income (Loss) from Continuing Operations

Net income from continuing operations for the nine months ended September 30, 2012 was $22.4 million compared to $8.1 million for the same period in 2011, on a GAAP accounting basis. Adjusted for the impact of restructuring expenses, non-cash items related to the Company’s convertible debt and gain on sale of its oilseed processing business, the Company’s non-GAAP pro-forma net loss from continuing operations for the nine months ended September 30, 2012 increased to $8.1 million compared to $3.3 million for the same period in the prior year primarily due to decrease in product and contract manufacturing gross profit. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Balance Sheet

The Company ended the quarter with $13.9 million in cash and cash equivalents and $4.1 million in total restricted cash. On October 5, 2012, the Company entered into a $10 million revolving credit facility with a maturity date of October 5, 2014. This credit facility will allow the Company to borrow up to $8.4 million against certain eligible foreign and domestic receivables and will cover an existing $1.6 million letter of credit commitment to the Company’s landlord. The credit facility also immediately frees up $1.6 million in restricted cash which had previously secured the letter of credit. Advances under the credit facility bear interest at a daily adjusting LIBOR plus a margin of 4.75%. To date, the Company has not borrowed against this facility.

Financial Guidance for 2012

Verenium also provided updated financial guidance for 2012, as follows:

•	Revenue: $53M- $55M

•	Product Gross Profit: $14M—$16M

•	Operating Loss: $(11)M—$(13)M (excluding gain on sale from DSM transaction)

•	Capital Expenditures: $8M—$9M

“The revised financial guidance for 2012 we are providing today reflects the continued challenges faced by the corn ethanol industry,” said Jeff Black, Chief Financial Officer at Verenium. “Despite the decrease to our 2012 guidance we continue to execute against our financial goals in terms of decreased cash burn and operating expenses. Importantly, the credit facility we put in place with Comerica and the equipment financing we drew down during the third quarter were two important steps in addressing our capital needs.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s technology, products and product candidates and product pipeline, lines of business, operations (including Verenium’s ability to successfully negotiate and enter into future collaborations and partnerships), capabilities, commercialization activities, customer adoption rates, industry conditions, future financial performance, and near-term and longer-term growth and prospects. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2011 and any updates contained in its subsequently filed quarterly reports on Form 10-Q . These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Sarah Carmody Manager, Corporate Communications 858-431-8581 sarah.carmody@verenium.com

Verenium Corporation

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Product	$8,004	$14,742	$31,967	$42,252
Contract manufacturing	1,561	—	4,047	—
Collaborative and license	697	3,674	7,174	4,694

Total revenue	10,262	18,416	43,188	46,946

Operating expenses:
Cost of product and contract manufacturing revenue	6,726	8,698	23,962	26,174
Product and contract manufacturing gross profit	2,839	6,044	12,052	16,078
Product and contract manufacturing gross margin	30%	41%	33%	38%
Research and development	4,045	2,673	11,086	7,593
Selling, general and administrative	4,783	4,940	15,139	14,106
Restructuring charges	11	20	27	2,940

Total operating expenses	15,565	16,331	50,214	50,813
Gain on sale of oilseed processing business	—	—	31,278	—

Income (loss) from operations	(5,303)	2,085	24,252	(3,867)

Other income and expense:
Interest and other expense, net	(78)	(618)	(1,130)	(2,371)
Gain on debt extinguishment upon repurchase of convertible notes	—	4,065	—	15,349
Gain (loss) on net change in fair value of derivative assets and liabilities	—	290	(92)	(1,005)

Total other income (expense), net	(78)	3,737	(1,222)	11,973

Net income (loss) from continuing operations before income taxes	(5,381)	5,822	23,030	8,106
Income tax benefit (provision)	147	—	(595)	—

Net income (loss) from continuing operations	(5,234)	5,822	22,435	8,106
Net Income (loss) from discontinued operations	(23)	(24)	(49)	37

Net income (loss) attributed to Verenium	$(5,257)	$5,798	$22,386	$8,143

Net income (loss) per share, basic:
Continuing operations	$(0.41)	$0.46	$1.77	$0.64

Discontinued operations	$—	$—	$—	$—

Attributed to Verenium Corporation	$(0.41)	$0.46	$1.77	$0.6510

Net income (loss) per share, diluted:
Continuing operations	$(0.41)	$0.46	$1.75	$0.64

Discontinued operations	$—	$—	$—	$—

Attributed to Verenium Corporation	$(0.41)	$0.46	$1.74	$0.65

Shares used in computing net income (loss) per share, basic	12,765	12,607	12,664	12,607

Shares used in computing net income (loss) per share, diluted	12,765	12,607	13,124	12,607

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2012 (unaudited)	2011
Cash and cash equivalents	$13,938	$28,759
Restricted cash, short term	2,500	5,000
Accounts receivable, net	7,250	11,371
Inventories, net	5,017	6,323
Other current assets	2,700	2,396
Restricted cash, long term	1,600	3,200
Property and equipment, net	14,346	7,806
Other noncurrent assets	653	482

Total assets	$48,004	$65,337

Accounts payable and accrued expenses	$8,880	$15,062
Other short term liabilities	402	436
Deferred revenue, current	1,806	4,137
Convertible notes	—	34,851
Long term debt, net of current portion	2,705	—
Other long term liabilities	653	906
Stockholders’ equity	33,558	9,945

Total liabilities and stockholders’ equity	$48,004	$65,337

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three and nine months ended September 30, 2012 and 2011, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

Non-GAAP Pro Forma Income (Loss) From Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income (loss) from operations	$(5,303)	$2,085	$24,252	$(3,867)

Adjustments:
Gain on sale of oilseed processing business	—	—	(31,278)	—
Restructuring charges	11	20	27	2,940

Non-GAAP pro forma income (loss) from operations	$(5,292)	$2,105	$(6,999)	$(927)

Non-GAAP Pro Forma Net Income (Loss) From Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss) from continuing operations	$(5,234)	$5,822	$22,435	$8,106

Adjustments:
Gain on sale of oilseed processing business	—	—	(31,278)	—
Restructuring charges	11	20	27	2,940
Income tax (benefit) provision (attributed to sale of oilseed processing business)	(147)	—	595	—
Gain on debt extinguishment upon repurchase of convertible notes	—	(4,065)	—	(15,349)
(Gain) loss on net change in fair value of derivative assets and liabilities	—	(290)	92	1,005

Non-GAAP pro forma net income (loss) from continuing operations	$(5,370)	$1,487	$(8,129)	$(3,298)

Non-GAAP pro forma net income (loss) from continuing operations per share, basic	$(0.42)	$0.12	$(0.64)	$(0.26)